Exhibit 99.B(h)(2)(b)

SCHEDULE D

TO THE ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
BETWEEN VCM THE VICTORY PORTFOLIOS AND THE VICTORY VARIABLE INSURANCE FUNDS

TRUSTS AND FUNDS

The Victory Portfolios

1.	Balanced Fund, Classes A, C, I and R Shares
2.	Core Bond Fund, Classes A and I Shares
3.	Diversified Stock Fund, Classes A, C, I and R Shares
4.	Established Value Fund, Classes A and R Shares
5.	Federal Money Market Fund, Investor and Select Shares
6.	Financial Reserves Fund, Class A Shares
7.	Fund for Income, Classes A, C and R Shares
8.	Government Reserves Fund, Trust and Select Shares
9.	Global Equity Fund Classes A and C
10.	Institutional Money Market Fund, Investor and Select Shares
11.	International Fund Classes A and C
12.	International Select Fund Classes A and C
13.	Investment Grade Convertible Fund, Classes A and I Shares
14	Large Cap Growth Fund, Classes A, C and R Shares
15.	National Municipal Bond Fund, Class A Shares
16.	Ohio Municipal Bond Fund, Class A Shares
17.	Ohio Municipal Money Market Fund, Class A Shares
18.	Prime Obligations Fund, Class A Shares
19.	Small Company Opportunity Fund, Classes A, I and R Shares
20.	Special Value Fund, Classes A, C, I and R Shares
21.	Stock Index Fund, Classes A and R Shares
22.	Tax-Free Money Market Fund, Class A Shares
23.	Value Fund, Classes A, C, I and R Shares

The Victory Variable Insurance Funds

1.	Diversified Stock Fund

As of December 2, 2009.